Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 26, 2026, with respect to the consolidated financial statements included in the Annual Report of Southland Holdings, Inc. on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said report in the Registration Statements of Southland Holdings Inc. on Form S-1 filed on Form S-3 (File No. 333-271057), on Form S-3 (File No. 333-278008), on Form S-3 (File No. 333-285578), and on Form S-8 (File No. 333-272455).

/s/ GRANT THORNTON LLP

Dallas, Texas

March 26, 2026